                                                                     Exhibit 5.1

                                January 16, 2003

Solectron Corporation
777 Gibraltar Drive
Milpitas, California 95035

      RE:  Registration Statement on Form S-8

Ladies and Gentlemen:

      We have examined the Registration Statement on Form S-8 to be filed by you with the Securities and Exchange Commission on or about January 16, 2003 (the "Registration Statement") in connection with the registration under the Securities Act of 1933, as amended, the offer and sale of 4,788,268 shares of your Common Stock, par value $0.001 per share, under an individual restricted share grant and an individual non-statutory stock option agreement in the form specified in the Registration Statement. Such shares of your Common Stock are referred to herein as the "Shares" and such plans are referred to herein as the "Plans". As your counsel in connection with the foregoing transaction, we have examined the proceedings taken and are familiar with the proceedings proposed to be taken by you in connection with the issuance and sale of the Shares pursuant to the Plans.

      It is our opinion that, when issued and sold in the manner described in the Plans and pursuant to the agreements which accompany each grant under the Plans, the Shares will be legally and validly issued, fully paid and non-assessable.

      We consent to the use of this opinion as an exhibit to the Registration Statement, and further consent to the use of our name wherever appearing in the Registration Statement and any amendments thereto.

                                          Very truly yours,


                                          /s/ Wilson Sonsini Goodrich & Rosati
                                          ------------------------------------
                                          WILSON SONSINI GOODRICH & ROSATI
                                          Professional Corporation